Exhibit 99.1

Zoom® Telephonics Appoints Cable and IoT Industry Veteran Joseph Lee Wytanis as President and Chief Operating Officer

Company to Host Conference Call on October 17, 2018, at 9:00 a.m. Eastern Time

Boston, MA, October 16, 2018 – Zoom Telephonics, Inc. (OTCQB: ZMTP) (“Zoom” or the “Company”), a leading producer of cable modems and other communication products, announced today that it has appointed Mr. Joseph Lee Wytanis as President and Chief Operating Officer (COO). Mr. Wytanis’ start date with Zoom is October 29, 2018. Mr. Frank Manning will remain as Zoom's Chief Executive Officer (CEO) and Chairman.

Mr. Wytanis is a high technology senior level executive with extensive experience working with consumer electronic and communication companies offering products and/or services worldwide. He is an expert in identifying market transitions before they occur, finding and negotiating new business opportunities, developing high-quality products and services, delivering strong revenues and profits, and positioning businesses for sustainable global growth. Mr. Wytanis held senior level positions with various high tech companies including Nortel, AT&T, Panasonic, Scientific-Atlanta/Cisco, SMC Networks, Flex, and Infosys. At Scientific-Atlanta/Cisco, he was the Cofounder, Vice President and General Manager of the Cable Home Networking Business Unit. Under his leadership, Mr. Wytanis grew the Business Unit from a start-up to a profitable business that shipped over 40 million units worldwide and grossed over $275 million annually. At SMC Networks he served as Executive Vice President and COO, where he successfully led the introduction of a complete line of cable home networking products, in addition to smart home IoT products.

Mr. Wytanis earned a BS in Business Administration/Marketing from Rowan University and an MBA from the University of Georgia, Terry College of Business.

Management Comments

Mr. Frank Manning, Zoom's Chairman and CEO, stated, “We’re excited to welcome Joe Wytanis to the Zoom team. Our goal is to make Zoom a much bigger profitable company, and we believe that Joe's highly capable of driving our business to achieve that goal. Joe is an experienced C-level executive who has extensive experience with cable service providers, who account for about 85% of cable modems' unit volume and who are expanding into security and IoT products. Joe also has extensive experience in the IoT area, with great customer and supplier contacts, and with proven ability to negotiate contracts. He also has excellent customer contacts outside the USA. Joe Wytanis also helps assure senior management continuity, both in his new role and in his ability to help us continue to grow our team.”

Mr. Wytanis, Zoom's new President and COO, stated, “I’m excited and honored to have this opportunity and to work with the entire Zoom team. The consumer electronics and communications industries are going through incredible innovation and change, especially in the area of IoT, and I believe Zoom will be able to capitalize on this. I look forward to leveraging my experience to take Zoom into new profitable product, technology, application, channel, and market growth areas.”

Conference Call Details

October 17, 2018 – 9:00 AM Eastern

Participant Dial-In Numbers:

(United States): (866) 393-7958

(International): (706) 643-5255

Please dial in five minutes prior to the start time of the call and provide the operator with the conference ID of 9583109.

About Zoom Telephonics

Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. The Company’s worldwide Motorola license agreement includes cable modems and gateways, DSL modems and gateways, cellular modems and routers and sensors, and other Internet and network products. For more information about Zoom and its products, please visit www.zoomtel.com/investor and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: tariffs on the Company's imports from China; potential changes in NAFTA; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:

Adam Prior, Senior Vice-President
The Equity Group Inc.

Phone: 212-836-9606
-2-

Email: aprior@equityny.com